MATLACK SYSTEMS, INC.
                        ONE ROLLINS PLAZA, P.O. BOX 8790
                              WILMINGTON, DE 19899

FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION, CALL
                                           PATRICK J. BAGLEY, VICE PRESIDENT-
Wilmington, Delaware,                      FINANCE AND TREASURER (302) 426-2930
February 25, 1998

               MATLACK SYSTEMS, INC. ENTERS INTO LETTER OF INTENT
                         TO MERGE WITH APOLLO AFFILIATE

Matlack Systems, Inc. ("Matlack") (NYSE-Symbol-MLK) announced today that it has entered into a letter of intent with an affiliate of Apollo Management, L.P. ("Apollo") for the acquisition of Matlack. In connection with the proposed transaction, it is contemplated that the shareholders of Matlack will receive $12 per share in cash. The consummation of this merger is subject to the negotiation, execution and delivery of a definitive merger agreement, completion of Apollo's due diligence review of Matlack, regulatory approvals and other conditions. Matlack also stated that there can be no assurance that a definitive agreement will be entered into or that, if such an agreement is entered into, the transaction contemplated thereby will be consummated.

The letter of intent includes a termination fee of $5.75 million payable to Apollo upon the occurrence of certain events. In addition, certain shareholders of Matlack, representing approximately 40 percent of the outstanding common stock of Matlack, have entered into support agreements with Apollo pursuant to which they have granted a proxy to Apollo to vote their shares in connection with the merger and an option to Apollo to purchase such shares upon the happening of certain events.

                                      * * *

Matlack Systems, Inc. is a specialized logistics and transportation company serving the chemical industry with approximately 100 facilities in North America and more than 25 strategic alliance partners internationally.

Apollo Management, L.P. is a private investment partnership.

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